UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2010

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2010, UQM Technologies, Inc. announced the appointment of Eric Ridenour as its President and Chief Operating Officer effective September 1, 2010. Mr. Ridenour will become UQM's Chief Executive Office on December 1, 2010, upon the retirement of William G. Rankin. Mr. Rankin will continue as Chairman of the Board of Directors following his retirement as UQM's Chief Executive Officer. Mr. Ridenour will also become a member of UQM's Board of Directors effective September 1, 2010.

Mr. Ridenour, 52, began his career as a powertrain engineer with General Motors Corporation. During his 21 years with the Chrysler Group, Mr. Ridenour served in a series of progressively responsible positions including Director of Advanced Vehicle Engineering, Vice President of Product Planning, Vice President of the Premium Vehicle Product Team, Executive Vice President of Product Development and Quality and from 2005 through 2007 as Chief Operating Officer and Member of the Board of Management at DaimlerChrysler AG. Since leaving Chrysler, he has been engaged in consulting and personal business.

The Company and Mr. Ridenour are parties to an employment agreement dated as of August 3, 2010, a copy of which is filed herewith as Exhibit 10.1. Pursuant to the employment agreement, Mr. Ridenour will be employed through August 31, 2015 with an annual base salary of at least $390,000. Mr. Ridenour also received a cash signing bonus of $150,000, $75,000 of which is payable on September 1, 2010 and the remainder of which is payable on March 1, 2011. In addition, on September 1, 2010, Mr. Ridenour will be granted a common stock award with a value of $150,000 and 10-year stock options with a fair value (computed by the Black-Scholes method) of $200,000. The options will have an exercise price equal to the closing price of UQM's common stock on September 1, 2010. These shares of common stock and stock options will vest in one-third increments on the next three anniversary dates of the grant. Mr. Ridenour also received a one-time moving allowance of up to $25,000, reimbursement of legal fees of up to $7,500 and reimbursement of other expenses in connection with moving to Colorado. Mr. Ridenour also has an annual automobile allowance of $9,720.

Mr. Ridenour's employment agreement contains voluntary and involuntary severance provisions, including severance provisions arising from a change in control of UQM. If Mr. Ridenour is terminated without cause, Mr. Ridenour will receive a lump sum cash settlement payment equal to the greater of one year's base salary or an amount equal to two month's base salary for each completed full year of employment. If Mr. Ridenour's employment is terminated as a result of a change of control of UQM, he will receive a severance payment equal to twice the amount he would have received for termination without cause. For purposes of the employment agreement, "change of control" includes (a) a merger of UQM, other than a merger in which UQM is a surviving corporation and does not result in any reclassification or change of its outstanding shares of common stock, (b) a sale of substantially all of UQM's business or assets or a sale of more than 50% of its outstanding voting stock, (c) a liquidation of UQM, or (d) if, during a period of two consecutive years, individuals who at the beginning of such period constituted the board (and any director whose election by the board was approved by at least two-thirds of the directors then in office who were also in office at the start of the period), cease for any reason because of a majority of the board.

A voluntary severance payment of two month's base salary for each completed full year of service, up to a maximum of 24 month's base salary will be paid if Mr. Ridenour voluntarily resigns prior to age 60 without providing the required notice stated in the agreement. The agreements also provide for the availability of post-retirement health insurance and for payments due to voluntary retirement after attaining retirement age of 60.

Generally the payments will be made in a lump sum within 30 days following separation from service, except to the extent a delay in payment is required to avoid adverse tax consequences under Section 409A of the Internal Revenue Code.

The press release announcing Mr. Ridenour's appointment is filed herewith as Exhibit 99.1.

Item 9.01 Exhibits

10.1 Employment Agreement dated August 3, 2010 between UQM Technologies, Inc. and Eric Ridenour.

99.1 Press release dated August 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.

Dated: August 23, 2010	By: /s/DONALD A. FRENCH____
Donald A. French
Treasurer, Secretary and Chief
Financial Officer